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                                                                       Exhibit 2

                         OPINION RESEARCH CORPORATION

                    DESIGNATION OF SERIES B PREFERRED STOCK

     The undersigned duly authorized officer of Opinion Research Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:

     That the Certificate of Incorporation of the Company provides that the Company is authorized to issue one million (1,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), issuable in series by the Board of Directors of the Company (the "Board"). On September 13, 1996, the Company authorized the issuance of ten thousand (10,000) shares of Junior Participating Preferred Stock, Series A, which constitute a separate series of Preferred Stock, which shares are reserved for issuance. Such shares are the only shares of Preferred Stock authorized by the Board to be issued.

     That pursuant to the authority conferred upon the Board by the Restated Certificate of Incorporation of the Company, the Board on September 1, 2000 adopted the following resolution creating a series of shares of Preferred Stock designated as Series B Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board by the Company's Restated Certificate of Incorporation, the Board hereby approves the creation by the Company of a new series of Preferred Stock, Series B, such series of Preferred Stock to have the terms and conditions as set forth in a Designation of Series B Preferred Stock as follows:

     Series B Preferred Stock.  Ten shares of the Series B Preferred Stock (the
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"Series B Preferred Stock") are hereby authorized and the Series B Preferred
Stock shall have the preferences or other special rights, qualifications, limitations and restrictions applicable thereto as follows:

     1.   Dividends.  The holders of Series B Preferred Stock shall not be
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entitled to any dividends.

     2.   Liquidation.  Subject to the pari passu rights of the Series C
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Preferred Stock, in the event of any Liquidation (as hereinafter defined), after payment or provision for the payment of the debts and other liabilities of the Company, each issued and outstanding share of Series B Preferred Stock shall entitle the holder of record thereof to payment at the rate per share of $10.00 (the "Preference Amount") plus an amount equal to all accrued but unpaid dividends, without interest, on a pari passu basis with the Series C Preferred Stock and before any payment or distribution of the net assets of the Company shall be made to or set apart for the holders of record of the issued and outstanding Common Stock or any other capital stock of the Company (collectively referred to as the "Junior Stock"). However, if after the payment or provision for the payment of the debts and other liabilities of the Company, the net assets of the Company shall be insufficient to pay in full the preferential amounts to which the holders of record of all
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the outstanding shares of the Series B and the Series C Preferred Stock (and the
holders of Preferred Stock which is equivalent in right of payment upon Liquidation, the issuance of which has been approved by the holders of a majority of the Series B Preferred Stock then outstanding ("Pari Passu Stock")) are entitled, the entire net assets of the Company shall be distributed ratably to the holders of all the outstanding shares of the Series B Preferred Stock and the Series C Preferred Stock (and other holders of Pari Passu Stock) in proportion to the full amounts to which they are entitled, and the holders of the Junior Stock shall in no event be entitled to participate in the distribution of said net assets in respect of their Junior Stock. "Liquidation" means (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Company in another jurisdiction, and (ii) any Corporate Transaction (as hereinafter defined). As used herein, "Corporate Transaction" shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or Person (as hereinafter defined), or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company's voting power is transferred to one or more affiliated Persons, or (iii) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company. A "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     3.   Call Option.  The Company shall have a call option (the "Call Option")
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to purchase all of the outstanding shares of Series B Preferred Stock at any time after LLR Equity Partners, L.P. and LLR Equity Partners Parallel, L.P. (collectively, the "Purchaser") and Purchaser's Permitted Transferees collectively own less than 10% of the Common Stock the Purchaser purchased pursuant to the purchase agreement between the Company and the Purchaser dated September 1, 2000 (including on an as-converted basis any shares of Series C Preferred Stock). The Company can exercise its Call Option by sending written notice (the "Call Notice") to the holders (the "Called Holders") of outstanding shares of Series B Preferred Stock. The Company shall send the Call Notice to the Called Holders at least 30 days prior to the date specified in the Call Notice as the Exercise Date. The closing of the purchase of the Series B Preferred Stock pursuant to the exercise of the Call Option shall take place on the Exercise Date. At the Closing, the Company shall purchase the outstanding shares of Series B Preferred Stock at a per share amount equal to the Preference Amount plus any accrued but unpaid dividends per share (the "Call Amount"). A
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Permitted Transferee of a Person shall mean (i) with respect to a corporation, partnership or limited liability company, any officers, directors, shareholders, partners or members of such entity or (ii) any Affiliate of such Person. An "Affiliate" of a Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

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     4.   Voting Rights.
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          (a)  The holders of Series B Preferred Stock, as a class, shall be entitled to, by the affirmative vote of the holders of a majority of the shares of Series B Preferred Stock, nominate and elect two directors to the Company's Board of Directors (the "Series B Preferred Directors"); provided, however, that at such time as the Purchaser and Purchaser's Permitted Transferees collectively own less than 75% of the Common Stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock), the aggregate number of directors which may be elected by the holders of Series B and Series C Preferred Stock shall be no greater than three (two of which shall be elected by the holders of the Series B Preferred Stock and one by the holders of the Series C Preferred Stock, unless the holders of Series B and Series C Preferred Stock otherwise agree); provided, further, however, that at such time as the Purchaser and Purchaser's Permitted Transferees collectively own less than 50% of the Common Stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock), the aggregate number of directors which may be elected by the holders of Series B and Series C Preferred Stock shall be no greater than two (which shall be elected by the Series B holders unless the holders of Series B and Series C Preferred Stock otherwise agree); provided, further, however that at such time as the Purchaser and Purchaser's Permitted Transferees collectively own less than 25% of the Common Stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock), the aggregate number of directors which may be elected by the holders of Series B and Series C Preferred Stock shall be no greater than one (which shall be elected by the Series B holders unless the holders of Series B and Series C Preferred Stock otherwise agree); provided, further, however, that at such time as the Purchaser and Purchaser's Permitted Transferees collectively own less than 10% of the Common Stock purchased pursuant to the Purchase Agreement (including on an as-converted basis any shares of Series C Preferred Stock), the right of the holders of Series A and Series B Preferred Stock to elect directors shall terminate. At each time that there is a reduction in the number of directors that the holders of the Series B Preferred Stock and Series C Preferred Stock are entitled to elect, if at such time the number of directors elected by such holders exceeds the number which they are permitted to elect, such holders shall cause the applicable director or directors to immediately submit such director's or directors' resignation(s). If any such required resignation is not submitted on a timely basis, the Company may cause the removal of the applicable director or directors by giving written notice thereof to the applicable director or directors.

          (b) In the case of any vacancy in the office of either of the Series B Preferred Directors, the Series B Preferred Stockholders by the affirmative vote of the holders of a majority of the shares of Series B Preferred Stock, shall nominate and elect a successor to hold the office for the unexpired term of the director whose place shall be vacant. Any director who shall have been so elected by the holders of the Series B Preferred Stock or any director so designated as provided in the preceding sentence hereof, may be removed during the aforesaid

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term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series B Preferred Stock.

          (c) In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of Series B Preferred Stock owning a majority of the outstanding shares of Series B Preferred Stock shall be necessary for effecting or validating the following actions:

               (i) Any amendment, alteration, repeal, or waiver of any provision of the certificate of incorporation of the Company, as in effect from time to time, or the bylaws of the Company which adversely affects the rights, preferences or privileges of the Series B or C Preferred Stock;

               (ii) Any increase in the authorized number of members of the Company's Board of Directors to more than 11 members;

               (iii) The creation of a new class or series of shares which have rights, preferences or privileges that are senior to, or are equivalent (pari passu) with, the rights, preferences or privileges of the Series B or C Preferred Stock;

               (iv) any merger or consolidation with another company if it is proposed that the Series B or C Preferred Stock will be exchanged for preferred shares of such company;

               (v) The redemption or repurchase of stock or options to purchase stock of the Company by the Company (other than the exercise of the Call Option pursuant to the terms set forth in this Designation of Series A or B Preferred Stock, the repurchase of stock or options from former employees and consultants of the Company pursuant to repurchase agreements which have been approved by the Board of Directors and the purchase of Common Stock (the "Purchase Plan Related Purchases") in an amount not to exceed issuances pursuant to the Employee Stock Purchase Plan, provided that such Purchase Plan Related Purchases shall not exceed 1,000,000 shares of Common Stock in the aggregate or 300,000 shares of Common Stock in any 12-month period ending September 1 without the approval of the holders of Series B Preferred Stock as provided above);

          (d) Other than as provided in Section 4 hereof, the holders of Series B Preferred Stock shall not be entitled to any voting rights, including but not limited to with respect to a Corporate Transaction.

     5.   No Impairment.  The Company will not, by amendment of its certificate
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of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series B Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of

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all such action as may be necessary or appropriate in order to protect the rights of the holders of Series B Preferred Stock against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the conversion of the Series B Preferred Stock above the applicable Series B Conversion Price then in effect, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock on the conversion of all Series B Preferred Stock from time to time outstanding.


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     IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate and does affirm the foregoing as true under the penalties of perjury this 1/st/ day of September, 2000.

                              OPINION RESEARCH CORPORATION

                                    /s/ Douglas Cox
                              By:   -------------------------------------
                                    Douglas Cox
                                    Chief Financial Officer and Secretary

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